Exhibit 10aj-4

ROGERS CORPORATION
2005 EQUITY COMPENSATION PLAN

Fourth Amendment

Pursuant to the powers and procedures for amendment of the Rogers Corporation 2005 Equity Compensation Plan (the “2005 Plan”), described in Section 15 of the Plan, the Board of Directors of Rogers Corporation (the “Company”) hereby amends the 2005 Plan as follows effective as of October 2, 2008.

1.           The definition of “Disability” is hereby deleted in its entirety and replaced with the following:

"Disability" means, except as provided to the contrary in an Award, (i) for purposes of Incentive Stock Options, disability as set forth in Section 22(e)(3) of the Code, and (ii) for purposes of all other Awards, any medically determinable physical or mental impairment that the Committee determines generally qualified as a "disability" for purposes of the employee benefits for which such individual is eligible.  Notwithstanding the foregoing, in no event shall “Disability” include an event that is not described in Treas. Reg. Sect. 1.409A(i)(4) with respect to an Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code.”

2.           Section 3(c) of the 2005 Plan is hereby amended by adding the following sentence at the end of such section:

“To the extent necessary to comply with the requirements of Section 409A of the Code, the settlement or payment of an Award that is subject to Section 409A of the Code shall only be accelerated upon a Sale Event if the Sale Event is also a ‘change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation’ within the meaning of Section 409A of the Code.”

3.           Section 4 of the 2005 Plan is hereby amended by deleting the last sentence thereof and inserting the following:

“In addition to the foregoing, Non-Employee Directors are also eligible to receive discretionary grants of Restricted Stock Awards, Deferred Stock Awards and Unrestricted Stock Awards pursuant to Sections 8, 9 and 10 of the Plan, respectively.”

4.           Stock options shall not be automatically granted to Non-Employee Directors under the Section 5(b) of the Plan effective as of October 2, 2008.

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5.           A new Section 6(c) shall hereby be added to the 2005 Plan as follows:

“(c)           Other Awards.  The Board in its sole discretion shall be entitled to grant to Non-Employee Directors Awards of Restricted Stock, Deferred Stock Awards and Unrestricted Stock in addition to the Awards provided for in subsection (a) above.”

6.           Section 9(a) of the 2005 Plan is hereby amended by adding the following sentence at the end of such section:

“Deferred Stock Awards may be granted to Non-Employee Directors without any vesting restrictions.”

7.           Section 9 of the 2005 Plan is hereby amended by adding the following subsection (f) at the end thereof:

(f)           Deferral Election. A Grantee may elect in accordance with the terms of the Award and Section 409A of the Code to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to such recipient pursuant to a Deferred Stock Award to the extent permitted by the Board.

8.           The fourth sentence of Section 12 of the 2005 Plan is deleted in its entirety and replaced with the following:

“Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid in cash currently or on a deferred basis (without interest), or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents.”

9.           Except as expressly amended by this Fourth Amendment, the 2005 Plan in all other respects remains in full force and effect and is hereby confirmed.

IN WITNESS WHEREOF, the Company’s Board of Directors has caused this Fourth Amendment to the 2005 Plan to be duly executed on this 3rd day of October 2008.

ROGERS CORPORATION

By:	/s/ Robert M. Soffer
Robert M. Soffer
Vice President and Secretary

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